Exhibit 99.1

Verso Paper Corp. Announces Permanent Shutdown of Sartell Mill

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 2, 2012--Verso Paper Corp. (NYSE:VRS) today announced that after conducting a comprehensive assessment, Verso has made the difficult decision not to reopen its paper mill in Sartell, Minnesota. Verso’s decision is based on the length of time that it would take to rebuild the mill structures and systems that were destroyed in the Memorial Day fire and explosion, and the marketplace challenges that would present.

The permanent closure of the Sartell Mill will reduce Verso’s annual coated groundwood capacity by 180,000 tons or approximately 20 percent, and will eliminate approximately 35,000 tons of annual supercalendered paper capacity.

Verso President and CEO David Paterson met with state and local officials earlier today to deliver the news in person. “After a thorough review of the many factors involved following the Memorial Day tragedy, we have made the very difficult decision not to reopen the Sartell Mill,” Paterson said. “The mill has not been competitive for a number of years and, despite our employees’ dedicated efforts since the December 2011 shutdown of two of the facility’s three paper machines, our assessment indicates that it is impossible for the mill to achieve a competitive position in today’s marketplace, especially after a setback of this magnitude and duration. We will work closely with local and state officials to develop options for the future use of the mill site.”

“We know that the decision to permanently close the mill will have a significant impact on many people across this region, especially our Sartell Mill employees and their families,” said Verso Senior Vice President for Manufacturing and Energy Lyle Fellows. “We continue to work with affected employees to help them access the resources needed to identify alternative employment opportunities.”

Verso has been working with Sartell Mill customers to make necessary production transitions since the mill was idled by the Memorial Day fire and explosion. “Even in the face of sudden and challenging circumstances, our customers knew they could depend on Verso to deliver high-quality paper products and exceptional customer service,” said Verso Senior Vice President of Sales, Marketing and Product Development Mike Weinhold. “Our team has worked hard to make needed shifts in production and we are meeting our customers’ needs at Verso’s other mills.”

The mill closure will result in an aggregate pre-tax charge to earnings of approximately $114 million, which is expected to occur primarily in the third quarter of 2012. This includes approximately $19 million for severance and benefit costs; approximately $81 million in non-cash charges primarily related to the impairment of property, plant and equipment; and approximately $14 million related to other costs. The severance and other shutdown costs require the outlay of cash, which is expected to occur primarily in the third quarter of 2012. Settlement negotiations regarding this loss claim with our insurance carrier are continuing and we expect resolution in the coming months.

Costs associated with shutdown activities are based on currently available information and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated above.

“The Sartell Mill has a long and proud history, and we thank all of our employees, the community and the many local and state officials who have partnered with us over the years,” said Sartell Mill Manager Matt Archambeau. “It’s impossible to put into words how much your support has meant to our company.”

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com